Exhibit 10.2
LEASE AGREEMENT
This Lease, made this 24 day of December, 2002, by and between Harley-Davidson of Stuart, Inc., a Florida corporation, hereinafter known as “Landlord”, whose address is 4420 Southwest Laurel Oak terrace, Palm City, FL 34990, and Liberator Medical Supply, Inc., a Florida corporation, hereinafter referred to as “Tenant”, whose address is 4330 SE Federal (Illegible) Stuart, (Illegible) 34997.
For and in consideration of the mutual covenant hereinafter contained, and other good and valuable consideration, receipt of which is hereby acknowledged, Landlord does hereby rent, let, lease, and demise unto Tenant, and Tenant does hereby hire and take as Tenant under said Landlord, all of that certain real estate and improvements located thereon, lying and being in Martin County, Florida, hereinafter more fully described and hereinafter referred to as the “Premises”.
ARTICLE 1
TERM AND PREMISES
Term of Lease
§ 1.01. The rental term of this lease is three (3) years beginning on February 1, 2003 and ending on January 31, 2006, however, Tenant shall have occupancy of the Premises upon the terms and conditions set forth herein, excepting the payment of rent, beginning on December 26, 2002 (the “date of occupancy”).
Option to Renew
§ 1.02. Provided that Tenant is not in default in the performance of this Lease, Tenant shall have the option to renew this Lease for one additional term of three (3) years commencing immediately upon the expiration of the initial Lease term. All of the terms and conditions of this Lease shall apply during the renewal term. Tenant shall provide Landlord with written notice of Tenant’s exercise of its option to renew not less than 90 days prior to the expiration of the initial Lease term.
Premises
§ 1.03. The premises hereby demised, which said Premises consist of that certain property lying, situate and being in Martin County, Florida, more fully described as follows: 4260 S.E. Federal Highway, Stuart, Florida 34997, and legally described as:
Lots 1, 2, 3, 4 and 5, Plat 1 of Coral Gardens, according to the Plat thereof as recorded in Plat in Book 3, Page 21 of the public records of Martin County, Florida.

ARTICLE 2
RENT
Rent
§ 2.01. Tenant will pay Landlord $7,000 per month, together with any and all applicable sales tax due thereon (currently 6%) from the beginning of the Lease’s rental term (February 1, 2003) and throughout the original lease term, in advance on the 1st day of each month. The rent is subject to upward adjustment as set forth herein.
Cost of Living Increase
§ 2.02. Upon the commencement of the second lease year (February 1, 2004), and upon the commencement of each lease year thereafter, the rent amount shall be increased by 4% (four percent) over the rent for the preceding year.
Direct Deposit
§ 2.03. If Landlord so directs, Tenant shall deposit all rent payments directly to Landlord’s bank account. In such event, Landlord shall provide Tenant with deposit information.
Security Deposit
§ 2.04. On April 1, 2003, the Tenant shall deposit with the Landlord a security deposit in the amount of $5,000.00. Said deposit shall be retained by Landlord, without interest, as security for the performance by Tenant of its obligations under this Lease. If Tenant defaults in the payment of rent or in any other manner under this Lease, Landlord may but shall not be required to, without prejudice to other remedies, apply as much of said deposit as may be necessary to compensate Landlord toward payment of rent or other loss, damage, costs, and expenses to Landlord stemming from such default and, if such deposit is so applied during the term of the Lease, Tenant shall immediately upon notice from Landlord restore said deposit to its original sum. The security deposit, less any amount expended as aforesaid, shall be returned to Tenant at the end of term.
First and Last Month’s Rent
§ 2.05. Upon the execution of this Lease, the Tenant shall pay to Landlord the first month’s rent and all sales tax thereupon ($7,000, plus sales tax). Tenant shall pay to Landlord the last month’s rent, plus sales tax, in two installments: $3,500.00 plus sales tax shall be payable on February 1, 2003; and $3,500.00 plus sales tax shall be payable on March 1, 2003. The last month’s rent shall be further adjusted in accordance with the Cost of Living Increase applicable at such time as the last month’s rent is due and said adjustment shall be paid at that time.

Late Charges and Default
§ 2.06. If any rent payments or other payments for charges are more than five (5) days late, the Tenant shall pay a late charge of five percent (5%) of the payments due. If any payment for rent or charges is more than twenty-five (25) days late, this shall constitute a default under this Lease. The default and grace periods shall run concurrently and not consecutively.
ARTICLE 3
USE OF PREMISES
Permitted Use
§ 3.01. Tenant represents and warrants to Landlord that Tenant intends to use the premises only for office purposes and for the sale of medical supplies. Tenant’s use of the premises is restricted to those purposes specified in this section, unless Landlord gives Tenant prior written consent for a different use.
Insurance Hazards
§ 3.02. Tenant may not use, or permit using, the premises in any manner that will cause a cancellation of, or an increase in, the existing rates for fire, liability, or other insurance policies covering the premises or any improvements on them, or insuring Landlord for any liability in connection with owning the premises.
Compliance With Laws
§ 3.03. (a) Tenant may not use, or permit using, the premises in any manner that results in waste of premises or constitutes a nuisance or for any illegal purpose. Tenant, at its own expense, will comply, and will cause its officers, employees, agents, and invites to comply, with all applicable laws, ordinances, and governmental rules and regulations concerning the use of the premises, including but not limited to Hazardous Materials Laws and the Americans with Disabilities Act. Tenant represents and warrants to Landlord that Tenant will not store, use, or dispose of any Hazardous Materials on the Premises or the property on which the Premises are located.
ARTICLE 4
SERVICES, MAINTENANCE, AND SURRENDER
Services and Maintenance by Landlord

§ 4.01. Landlord shall maintain in good repair the roof, structural components and exterior walls of the building located on the Premises. Landlord will be responsible to repair or replace awnings or sign poles, if the same are significantly damaged by storm, vandalism, or any event covered by insurance. Landlord will be responsible for all water & sewer connections if required by Martin County. The landlord will be responsible for any re drilling of wells and replacement or repairs of septic systems.
Maintenance by Tenant
§ 4.02. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except those for which Landlord expressly is made responsible for hereunder), and shall make repairs, restorations and replacements to the Premises as and when needed to preserve them in a safe, clean and first class order, condition and repair, and in as good an order, condition and repair as at the commencement of this Lease, reasonable wear and tear excepted. Tenants obligations of maintenance, repair restoration and replacement under this paragraph shall include, without limitation, the maintenance and repair of all plumbing fixtures (i.e. faucets, sinks, water softeners, drains, toilets, and urinals, but not including pipes located within the walls or under floors), walls, glass, including plate glass, ceilings, floors, floor coverings, windows, window dressings, alarm system, fire extinguishers, tenant signs and doors which are a part of or located within the Premises. Tenant shall also provide for regularly scheduled maintenance of all landscaping and all HVAC units on the Premises, at Tenant’s sole cost and expense. Tenant shall maintain the lighted awnings on the front of the building, except as provided in §4.01 above. At the expiration of term, Tenant shall deliver the premises back to Landlord in good order and condition, normal wear and tear excepted, and will surrender all keys and such other things as pertain to the Premises.
Utilities Services
§4.03. Tenant shall pay all utilities, including without limitation, gas, electricity, telephone, cable, alarm service, lawn service, water, garbage, and sewer/septic charges for the Premises.
Landlord’s Rights
§4.04. If Tenant does not promptly make any required maintenance or repairs, or pay for utilities or insurance, Landlord shall have the right, but not the obligation, to make such repairs and replacements, or pay such expenses, in which event Tenant shall reimburse Landlord therefor, as additional rent, for the cost thereof, immediately upon demand, which such costs shall bear interest at the highest legal rate.
ARTICLE 5
TAXES ON TENANT’S PROPERTY
§5.01 Tenant will pay all taxes levied or assessed against personal property it places in or on the premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property, and Landlord elects to pay them, or if the assessed value of Landlord’s property is increased by including personal property or fixtures placed by Tenant in the premises, and Landlord elects to pay the taxes based on the increase, Tenant must, Upon demand, pay to Landlord as additional rent the part of the taxes for which Tenant is primarily liable under this article.
ARTICLE 6
LEASEHOLD IMPROVEMENTS
Consent of Landlord
§ 6.01. Tenant may not make any alterations, additions, or improvements to the premises without Landlord’s prior written consent.
Property of Landlord
§ 6.02. All alterations, additions, or improvements made by Tenant, or on Tenant’s behalf, will become Landlord’s property when this lease terminates, except communication equipment and computers.
Landlord’s Work
§ 6.03. Landlord shall provide an air conditioning system and a water conditioning system which are in good working order at the time of Tenant’s occupancy; but Tenant shall thereafter maintain and repair those systems; however, any replacement thereof shall be Landlord’s responsibility, and Tenant’s repair responsibility shall be limited to $300 per incident. Tenant shall be deemed to have accepted the Premises in “AS IS” condition when Tenant accepts possession of the premises on the date of occupancy. The landlord shall be responsible for providing the pole, frame, electrical connection and lighting to accommodate tenant’s existing panels as shown on attached Exhibit A. Landlord will insure the sign.
ARTICLE 7
DAMAGE OR DESTRUCTION
Notice to Landlord
§ 7.01. If the premises or any structures or improvements on them are damaged or destroyed by fire, hurricane, tornado, or other casualty, Tenant must immediately give Landlord written notice of the damage or destruction, including a description of the damage and, as far as known to Tenant, the cause of the damage.

Total Destruction
§ 7.02. If the premises are totally destroyed by fire, hurricane, tornado, or other casualty not the fault of Tenant or any person in or about the premises with Tenant’s express or implied consent, or if they are so damaged that rebuilding or repairs cannot reasonably be completed within 90 working days and at a cost not to exceed $300,000.00. this Lease will terminate, and rent will be abated for the unexpired portion of this lease, effective as of the date of written notification as provided in § 7.01, and Tenant’s Security Deposit shall be returned.
Partial Destruction
§ 7.03. If the premises are damaged by fire, hurricane, tornado, or other casualty not the fault of Tenant or any person in or about the premises with Tenant’s express or implied consent, but not to such an extent that rebuilding or repairs cannot reasonably be completed within 45 working days and at a cost not to exceed $50,000.00 this lease will not terminate except as follows:
(a)	If the premises are partially destroyed in the final 3 months of the lease term, Landlord need not rebuild or repair the premises. If Landlord elects not to rebuild or repair, and the damage rendered the premises untenantable in whole or in part, Tenant may terminate the lease or continue it, with the rent for the remainder of the lease period adjusted equitably.
Tenant’s Risks
§ 7.04. All personal property placed or moved in the premises shall be at the risk of Tenant, and Landlord shall not be liable for any damage to said personal property arising from the bursting or leaking of water pipes, or from any act of negligence of any person whomsoever.
ARTICLE 8
CONDEMNATION
Total Condemnation
§ 8.01. If, during the lease term or any extension or renewal of the lease, all of the premises are taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or are sold to the condemning authority under threat of condemnation, this lease will terminate, and the rent will be abated during the unexpired portion of this lease, effective as of the date the condemning authority takes the premises.
Partial Condemnation
§ 8.02. If less than all of the premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, either party may terminate the lease by giving written notice to the other within 30 days of the entity exercising the power of condemnation takes possession of the condemned portion. If the premises are partially condemned and neither party elects to terminate the lease, this lease will not terminate, but the rent will be adjusted equitably during the unexpired portion of this lease.
Condemnation Award
§ 8.03. Landlord will receive the entire award from any condemnation, and Tenant will have no claim to that award or for the value of any unexpired term of this lease, except that Tenant may seek an award for Tenant’s relocation, provided such award does not diminish Landlord’s award. In no event shall Tenant be entitled to any damages against Landlord by reason of any such governmental taking of the leasehold.
ARTICLE 9
RULES AND REGULATIONS
§ 9.01. Tenant and its officers, employees, agents, and invitees will comply fully with any rules and regulations of the Building and related facilities, which Landlord may reasonably require from time to time in order to ensure or enhance the safety, care, cleanliness, maintenance, or preservation of the Building and related facilities and premises and to preserve good order in and on the Building and its related facilities and the premises.
ARTICLE 10
INSPECTION BY LANDLORD
Landlord and its officers, agents, employees, and representatives may enter any part of the premises at all reasonable hours for purposes of inspection, maintenance, repairs, alterations, or additions, as Landlord reasonably considers necessary (but without any obligation to perform any of these functions except as stated in this lease); or to show the premises to prospective, purchasers, or lenders; or to show premises to prospective tenants within 6 months prior to expiration of term of lease. Tenant is not entitled to any abatement or reduction of rent by reason of the entry of Landlord or any of its officers, agents, representatives, or employees under this article, nor will such an entry be considered an actual or constructive eviction.
ARTICLE 11
MECHANIC’S LIENS

§ 11.01. Tenant will not permit any mechanic’s lien or liens to be placed on the premises or on improvements on them. If a mechanic’s lien is filed on the premises or on improvements on them, Tenant will promptly pay it. If default in payment of the lien continues for 20 days after Landlord’s written notice to Tenant, Landlord may, at its option, pay the lien or any portion of it without inquiring into its validity. Any amounts Landlord pays to remove a mechanic’s lien caused by Tenant to be filed against the premises or against improvements on the premises, including expenses and interest, are due from Tenant to Landlord and must be repaid to Landlord immediately on rendition of notice, together with interest at the highest legal rate until repaid. Landlord’s interest in the premises is not subject to mechanics’ liens for improvements made, or contracted for, by Tenant. Tenant must give written notification to all contractors making any improvements on the premises of this provision of the lease. (Nothing herein shall be deemed to permit Tenant to make alterations or improvements with obtaining Landlord’s prior written consent).
ARTICLE 12
INSURANCE AND INDEMNITY
Liability Insurance
§ 12.01. Tenant shall provide and maintain a comprehensive, all-risk, policy of liability insurance with respect to the Premises. The liability insurance policy shall name the Landlord as an additional insured and shall maintain coverage in the amount of $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate. The insurance coverage must be provided prior to Tenant’s taking possession of the Premises and must be written by a company qualifed to do business in Florida which has not less than an A rating by Alfred M. Best and Company. The insurance policy shall contain language which binds the company to give the Landlord 30 days advance notice in the event of cancellation or lapse of coverage.
Tenant’s Indemnity
§ 12.02. Tenant hereby agrees to indemnify and hold Landlord harmless against any and all claims, demands, damages, costs, fines, and expenses, including reasonable attorney’s fees, for injury or damage to person(s) or property arising directly or indirectly from Tenant’s occupancy of the Premises, or from the conduct or management of Tenant’s business on the premises, or its use of the premises, or from any breach on Tenant’s part of any conditions of this lease, or from any act or negligence of Tenant, its officers, agents, contractors, employees, subtenants, patrons, or invitees in or about the premises. In case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, on notice from Landlord, will defend the action or proceeding by counsel acceptable to Landlord. This section survives the expiration or earlier termination of this lease.
Plate Glass Insurance
§ 12.03. As provided in this Lease, Tenant is responsible for replacement of all glass broken, damaged, or destroyed in any manner whatever, the Tenant assuming all responsibility for the glass in the Premises, and Tenant shall cause such liability to be protected by plate glass insurance at Tenant’s expense. Prior to occupancy, Tenant shall provide Landlord such plate glass insurance policy or certificate showing such insurance to be in force with Landlord as a co-insured, and Tenant shall maintain such policy in full force and effect during the term of this Lease.
ARTICLE 13
ASSIGNMENT AND SUBLEASE
Assignment and Subletting
§ 13.01. Tenant may not sublet the Premises, or any party of them. Tenant may not assign this lease, or any interest in it, without the written consent of the Landlord, which shall not be unreasonably withheld.
ARTICLE 14
DEFAULT
Tenant’s Default
§ 14.01. The following events are considered events of default by Tenant under this lease:
(a)	Tenant fails to pay any installment of rent due under this lease, and the failure continues for 25 days.

(b)	Tenant fails to comply with any term or covenant of this lease, other than the payment of rent, and does not cure the failure within 15 days after written notice of the failure to Tenant.

(c)	Tenant makes an assignment for the benefit of creditors.
Landlord’s Remedies
§ 14.02. If any default specified in § 14.01 occurs, Landlord may pursue one or more of the following remedies:
(a)	Without notice to Tenant, Landlord may terminate this lease, in which event Tenant must immediately surrender the premises to Landlord. Tenant will, on demand, pay Landlord the amount of all loss and damage that Landlord suffers by reason of the termination, whether through inability to relet the premises on satisfactory terms or otherwise.

(b)	Landlord may enter on and take possession of the premises; relet the premises on the terms Landlord considers advisable; and receive the rent for the reletting. Tenant will, on demand, pay Landlord any deficiency and costs and expanses, including by not limited to commissions, advertising, and legal fees, that may arise by reason of reletting.

(c)	Landlord may enter the premises and do whatever Tenant is obligated to do under the terms of this lease to correct the default. Tenant will, on demand, reimburse Landlord for any expenses that Landlord incurs in effecting compliance with Tenant’s obligations under this lease in this manner, and Tenant further releases Landlord from liability for any damages resulting to Tenant from such an action

(d)	Notwithstanding anything herein to the contrary, Landlord shall have available to it, any and all remedies afforded under Florida law, which such remedies shall be cumulative.
No reentry or taking possession of the premises by Landlord may be construed as an election on its part to terminate this lease, unless a written notice of the intention is given to Tenant. Notwithstanding any reletting or reentry or taking possession, Landlord may at any time thereafter terminate this lease for a previous default. The loss or damage that Landlord may suffer in terminating this lease, or the deficiency from any reletting as provided above, includes the expense of repossession.
Landlord’s Lien
§ 14.03. Landlord has, at all times, a valid security interest to secure payment of all rentals and other sums of money becoming due under this lease from Tenant and to secure payment of any damages or loss that Landlord may suffer by reason of Tenant’s breaching any covenant, agreement, or condition contained in this lease. This security interest covers all goods, wares, equipment, fixtures, furniture, and other personal property of Tenant that is now on the premises or placed on the premises at some later date, and all proceeds from them. This property may not be removed from the premises without Landlord’s consent until all arrearages in rent and all other sums of money then due Landlord under this lease have been paid and discharged, and all the convenants, agreements, and conditions of this lease have been fully complied with and performed by Tenant.
Waiver
§ 14.04. The waiving of any default or violation or breach of any term or covenant of this lease does not waive any other violation or breach of any term or covenant of the lease. Nor does forbearing to enforce one or more of the remedies provided in this lease or by law upon default waive the default. Landlord’s accepting rent following default under this lease does not waive the default.
Surrender of Premises
§ 14.07. No act done by Landlord or its agents during the lease term may be considered an acceptance of a surrender of the premises, and no agreement to accept a surrender of the premises is valid unless in writing and subscribed by Landlord.
ARTICLE 15
MISCELLANEOUS
Mortgages
§ 15.01. Tenant accepts this lease subject to any deeds of trust, security interest, or mortgages that might now or later constitute a lien on the Building or on improvements in it or on the premises. Tenant must, on demand, execute any instruments, releases, or other documents required by any lender to subject and subordinate this lease to the lien of any such deed of trust, security interest, or mortgage.
Notices and Addresses
§ 15.02. (a) All notices required under this lease must be given by certified or registered mail, addressed to the proper party, at the following addresses:

Landlord:

Tenant:	4330 SE Fedeval Illegible
Stvart, RC — 34997
(b) Either party may change the address to which notices are to be sent by sending written notice of the new address to the other party in accordance with the terms of this section.
Parties Bound
§ 15.03. This agreement binds, and inures to the benefit of, the parties to the lease and their respective heirs, executors, administrators, legal representatives, successors, and permitted and proper assignees.
Choice of Law
§ 15.04. This agreement is to be construed under Florida law, and all obligations of the parties created by this agreement are performable in Martin County, Florida, where venue shall be.
Legal Construction

§ 15.05. If any one or more of the provisions in this agreement are for any reason held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of the agreement, which will be construed as if it had not included the invalid, illegal, or unenforceable provision. This Lease shall be construed as if drafted by both of the parties hereto.
Prior Agreements Superseded
§ 15.06. This agreement constitutes the parties’ sole agreement and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter.
Amendment
§ 15.07. No amendment, modification, or alteration of the terms of this agreement is binding unless in writing, dated subsequent to the date of this agreement, and duly executed by the parties.
Joint and Several Liability
§ 15.08. If there is more than one Tenant, the obligations imposed on Tenants by this lease are joint and several. If there is a guarantor of Tenant’s obligations under this lease, the obligations imposed on Tenant are the joint and several obligations of Tenant and the guarantor. Landlord need not first proceed against Tenant before proceeding against the guarantor, nor wil any such guarantor be released from its guaranty for any reason whatsoever.
Cumulative Rights and Remedies
§15.09. Landlord’s rights and remedies provided by this lease are cumulative, and using any right or remedy will not preclude or waive the right to use any other remedy. These rights and remedies are in addition to any other rights the Landlord may have by law, statue, ordinance, or otherwise.
Attorney’s Fees and Costs
§15.10. If any action is brought to enforce this agreement, the prevailing party is entitled to recover reasonable attorney’s fees from the other party’s in addition to any other relief that may be awarded.
Time of Essence
§ 15.11. Time is of the essence of this agreement
Waiver of Jury Trial
§ 15.12. With respect to all issues arising with respect to this Lease and any claims arising out of the use or occupancy of the Premises, the parties hereby waive the right to trial by jury.

No Recording
§ 15. 13. This Lease shall not be recorded, but Landlord may recorded a Memorandum hereof containing such provisions as Landlord deems advisable.
The undersigned Landlord and Tenant execute this agreement on 12/24/02 [date], in Martin County, Florida.

Witnesses:	LANDLORD:

Harley — Davidson of Stuart, Inc.

/s/ Illegible	By	/s/ Illegible

/s/ Illegible

TENANT:

Liberator Medical Supply, Inc.

/s/ Illegible	By:	/s/ Mark Liberator

/s/ Illegible

GUARANTY
     FOR VALUE RECEIVED and in consideration for and as an inducement to Harley-Davidson of Stuart, Inc., a Florida corporation, (“Landlord”) to enter into that certain Lease Agreement dated December ___, 2002 with Liberator Medical Supply, Inc., a Florida corporation, as Tenant, the undersigned hereby unconditionally guarantees to Landlord, and Landlord’s successors and assigns, the full performance and observance of all the provisions of said Lease therein provided to be performed and observed by Tenant, without requiring any notice of non-payment, non-performance, or non-observance, or proof, or notice, or demand thereof, all of which the undersigned hereby expressly waives and expressly agrees that the validity of this agreement and the obligations of the guarantor hereunder shall not be terminated, affected, or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the said Lease. The undersigned further covenants and agrees that this guaranty shall remain and continue in full force and effect as to any renewal, modification, extension, assignment or sublease of the Lease. In the event Landlord incurs any expenses in the enforcement of this guaranty whether legal action be instituted or not, the undersigned agrees to be liable for same (including reasonable attorney’s fees) and to pay same promptly on demand by Landlord. The undersigned waives any right of indemnification or subrogation from Tenant until such time as Landlord has received payment in full of any and all obligations of Tenant under the Lease.
AS A FURTHER INDUCEMENT TO LANDLORD TO MAKE THIS LEASE AND IN CONSIDERATION THEREOF, GURANTOR HEREBY WAIVES TRIAL BY JURY WITH REGARD TO ANY MATTERS WHATSOEVER ARISING OUT OF, UNDER, OR BY VIRTUE OF THE TERMS OF THE LEASE OR OF THIS GURANTY.

Guarantor:

/s/ Illegible	/s/ Mark Libratore

/s/ Illegible	dated:	12/24/02

Upon the sale of the tenants business, the landlord will replace the guarantor if the buyer is suitable and creditworthy. This replacement of gurantor shall not if (Illegible) withheld.

Exhibit A

15'
21'
8'
LIBERATOR
MEDICAL
SUPPLY INC
DIABETIC
OXYGEN
MASTECTOMY
HOME
DELIVERY

○ APPROVED ○ APPROVED W/ CHANGES ○ NOT APPROVED / RESUBMITT W/ CHANGES

| | | |
|---|---|---|
| JOB TITLE<br>ADRESSS<br>SIGN TYPE<br>SIGN AREA<br>ALLOWABLE AREA | FLAMINGO SIGNS<br>2979 S.E. MONROE ST.<br>STUART. FL. 34997<br>561 220 7377<br>FAX 561 220 7768 | This drawing, rendering & space are the exclusive property of Flamingo Signs. And may not be shown to any person or corporation outside the clients organization. Nor are they to be reproduced in any way, shape or form without the expressed written consent of Flamingo Signs. |

FIRST AMENDMENT
TO
LEASE AGREEMENT
     This amendment is hereby made and entered into as of the 1st day of February, 2006, by and between Harley-Davidson of Stuart, Inc. (“Landlord”) and Liberator Medical Supply, Inc. (“Tenant”).
WITNESSETH
          Whereas, the Landlord and Tenant entered into that certain Lease Agreement dated December 24, 2002, and;
     Whereas, § 15.07 provides that the parties may amend said lease by written instrument, and;
     Whereas, the parties have agreed to amend certain terms of said Lease Agreement,
NOW THEREFORE
     In consideration of Ten Dollars ($10.00) and other good and valuable considerations, the receipt of which is hereby acknowledged by both parties, they do hereby amend said Lease Agreement as follows:
(1)	The recitals set forth above are acknowledged to be correct and are incorporated herein.

(2)	Article 1, §1.01 Term of Lease is extended from February 1, 2006 to January 31, 2009.

(3)	Article 2, §2.01 Rent is amended to provide for rent to be paid at the rate of $7,874.05 per month plus applicable sales tax.

(4)	Article 2, §2.02 Cost of Living Increase shall continue at the rate of four percent (4%) per year as provided for in the Lease Agreement.

(5)	Article 2, §2.05 First and Last Month’s Rent is increased to $7,874.05 plus sales tax for both first and last months rent and shall be increased each year by an amount equal to two (2) times the increase in the annual rent, payable February 1st of each year. Tenant shall pay the sum of $1,748,10 plus sales tax of $104.88 representing the increase in rent from February 1, 2003 to the present upon the signing of this First Amendment.

     The parties further ratify and confirm all of the terms and conditions, covenants and agreements of the Lease Agreement, except as amended by this First Amendment.
     The undersigned Landlord and Tenant execute this agreement on this                      day of                                         , 2006, in Martin County, Florida.

LANDLORD:

Witnesses:
Harley-Davidson of Stuart, Inc.

By:

TENANT:

Liberator Medical Supply, Inc.

By: